Sub-Adviser,"Loomis, Sayles & Company"
Fund Name,PFI Global Multi-Strategy Fund
Issuer,Morgan Stanley Notes
Date of Purchase,09/03/2014
Underwriter From Whom Purchased,
Morgan Stanley & Co. Inc
Affiliated/Principal Underwriter of
Syndicate,Natixis Securities North America
 Purchase Price ,99.824
Aggregate % of Issue Purchased by the Firm,
0.007514307
" Commission, Spread or Profit ",
0.0045
Fair & Reasonable Commission (Y/N) (1),Y